Exhibit 21

SUBSIDIARIES OF REGISTRANT

Company	State of Incorporation

Deep Down, Inc.	Nevada
Deep Down, Inc.	Delaware
ElectroWave, Inc.	Texas
Mako Technologies, LLC	Louisiana